Exhibit 10.2.2
OMNIBUS AGREEMENT
This Omnibus Agreement (“OBA”) is effective as of the date set forth herein, by and between Six Continents Hotels, Inc. and all its various subsidiaries, controlled entities and affiliates (collectively, “IHG”) and FelCor Lodging Trust Incorporated and all its various subsidiaries, controlled entities and affiliates (“FCH”).
WHEREAS, IHG and FCH, or subsidiaries or affiliates of each, are parties to certain management agreements (“Management Agreements”) with respect to the 48 hotels (“Hotels”) listed below; and
WHEREAS, IHG and FCH, or subsidiaries or affiliates of each, were parties to certain Management Agreements with respect to the hotels listed on Exhibit 1; and
WHEREAS, disputed claims have arisen between the parties which has resulted in both parties intending to cause or allow the termination, alteration, or modification of the Management Agreements with respect to certain groups of Hotels;
NOW THEREFORE, for good and valuable consideration, the parties agree as follows.
1.	Effective Date.
The Effective Date of this OBA is the date on which the Purchase and Sale Agreement(s) (“P&S Agreement(s)”) set forth in Section 2 have been executed by FCH and IHG or IHG’s third party designee.
2.	Sale and purchase of Hotels.
As of the Effective Date, Hospitality Properties Trust or subsidiaries or affiliates (“HPT”) has contracted for the purchase of the following Hotels pursuant to the P&S Agreement attached hereto as Exhibit 2 (“Group 1 Hotels”):
Atlanta Powers Ferry Crowne Plaza
Miami Airport Crowne Plaza
San Jose Crowne Plaza
Dallas Park Central Crowne Plaza Suites
Dallas Staybridge Suites
Houston I-10 West Holiday Inn Select
Irvine Crowne Plaza
Atlanta Airport Crowne Plaza
If the transaction contemplated in the above referenced P&S Agreement shall fail to close on the purchase of any Hotel listed above due to FCH’s failure to deliver marketable title (including estoppels and assignments with respect to major leases), zoning issues affecting the Miami - Airport Crowne Plaza, condemnation proceedings having a material impact on the value of such Hotel(s) with respect to which the condemnation and/or the impact of the condemnation is discovered after the date of execution of any P&S Agreement, or a failure by FCH to satisfactorily address physical items with respect to such Hotel(s) contained in covenants to the P&S Agreement, then in addition to any other rights or remedies of the parties to the P&S Agreement which may be contained in such Agreements, the Management Agreement for such hotel shall

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be modified as indicated in the attached Exhibit 3 for a “Group 4” hotel. If closing on the purchase of any such Hotel does not occur for any other reason, then in addition to any other rights or remedies of the parties to the P&S Agreement contained in such Agreements, the Management Agreement for each such hotel shall be modified as indicated in the attached Exhibit 3 for a “Group 2” hotel. In the event that the PSA contemplated for the Group 1 Hotels does not include Crowne Plaza – Miami Airport, and that HPT does not thereafter execute a P&S Agreement for the separate purchase of such hotel, then this OBA shall remain effective in all other particulars, but IHG and FCH shall modify the terms of this OBA to make IHG whole with respect to such failure by HPT to purchase such hotel.
In addition, HPT has contracted, or intends to contract, for the purchase of the Philadelphia – Center City Crowne Plaza hotel, pursuant to a separate P&S agreement which will, upon execution, be attached hereto as Exhibit 2-A. If HPT executes such a P&S agreement and the transaction contemplated in such P&S Agreement shall fail to close due to FCH’s failure to deliver marketable title (including estoppels and assignments with respect to major leases), condemnation proceedings having a material impact on the value of such Hotel(s) with respect to which the condemnation and/or the impact of the condemnation is discovered after the date of execution of any P&S Agreement, or a failure by FCH to satisfactorily address physical items with respect to such Hotel(s) contained in covenants to the P&S Agreement, then in addition to any other rights or remedies of the parties to the P&S Agreement which may be contained in such Agreements, the Management Agreement for such hotel shall be modified as indicated in the attached Exhibit 3 for a “Group 4” hotel. If such a P&S agreement is executed by HPT and closing on the purchase of the Philadelphia Hotel does not occur within sixty (60) days of the Effective Date hereof for any other reason, or if no P&S agreement is executed by HPT with respect to the Philadelphia hotel within thirty (60) days of the Effective Date hereof, the Management Agreement for each such hotel shall be modified as indicated in the attached Exhibit 3 for a “Group 2” hotel; provided, however, that IHG shall have the exclusive right for sixty (60) days thereafter to market said hotel to a third party on FCH’s behalf for a sales price of $47,000,000 less property condition or other agreed upon credits in an attempt to retain the brand and management. In the event IHG is not successful in so marketing the Philadelphia Center City Crowne Plaza Hotel, it may be sold by FCH, only after openly and widely marketing the same through a nationally recognized broker. FCH shall take no action to prevent IHG’s designee from bidding, or IHG from approaching other bidders with an offer to retain management.
Upon closing on the sale of the Group 1 Hotels, no Replacement Management Fees or Termination Liquidated Damages shall be due, owing or payable by FCH to IHG with respect to such Hotels.
3.	Release of Replacement Management Fee and Termination Liquidated Damages for Certain Sold Hotels.
The hotels listed on Exhibit 1 (“Sold Hotels”) have previously been sold, and their respective management agreements terminated, by FCH since the exhaustion of the “Special Damages Credit” applicable to hotels sold pursuant to the Master Amendment to Management Agreement dated September 17, 2003. The parties agree that no Termination Liquidated Damages for such Sold Hotels would be due, owing or payable until February 1, 2006 or thereafter. Effective upon execution of this OBA, no

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Replacement Management Fees or Termination Liquidated Damages shall be due, owing or payable by FCH to IHG as to any and all Sold Hotels, except that any Replacement Management Fees heretofore paid by FCH with respect to Sold Hotels shall be retained by IHG. In the event the P&S Agreements are not executed by FCH and HPT, then any Replacement Management Fees and Termination Liquidated Damages held in abeyance shall be due and payable from and after January 1, 2006.
4.	Release of Replacement Management Fee and Termination Liquidated Damages for Certain Additional Hotels.
The following hotels (“Group 2 Hotels”) shall have their respective Management Agreements modified as indicated on the portions of Exhibit 3 applicable to Group 2 Hotels.
Group 2 Hotels
Amarillo I-40 Holiday Inn
Columbus Airport North Holiday Inn
Omaha Central I-80 Holiday Inn
Orlando Nikki Bird Holiday Inn
Tampa Busch Holiday Inn
Atlanta Airport North Holiday Inn
Dallas DFW North Harvey Suites
Montgomery East I-85 Holiday Inn
Dallas Market Center Crowne Plaza
Pleasanton Crowne Plaza
Stamford Holiday Inn Select
Group 3 Hotel
The Chicago — Allerton Crowne Plaza Hotel shall be considered a Group 2 hotel but the parties shall by separate agreement agree that IHG may, for a period of forty-five (45) days from January 30, 2006, exclusively market such hotel to a third party of IHG’s choosing for a sales price of $65,000,000, plus remaining committed but unspent 2005 capital expenditures, less uncommitted and unspent 2005 capital expenditures, less PCA credits agreed upon as of the Effective Date between IHG and FCH in the amount of $275,649. After the expiration of such exclusive marketing right, the hotel may be sold by FCH only after openly and widely marketing the same through a nationally recognized broker. FCH shall take no action to prevent IHG’s designee from bidding, or IHG from approaching other bidders with an offer to retain brand and management.
5.	Hotels That May be Sold by FCH Encumbered by Flag
The following hotels (“Group 4 Hotels”) shall have their respective Management Agreements modified as indicated on the portions of Exhibit 3 applicable to Group 4 Hotels.
Atlanta Jonesboro Holiday Inn
Knoxville West Holiday Inn
Houston Greenway Holiday Inn Select
Kansas City Northeast Holiday Inn

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Atlanta Perimeter Holiday Inn Select
Omaha Old Mill Crowne Plaza
Houston Airport Holiday Inn
San Antonio Downtown Holiday Inn
Austin Town Lake Holiday Inn
6.	San Francisco Union Square
The Management Agreement for the San Francisco Union Square hotel shall be modified as indicated in Exhibit 3.
7.	Hotels to be Retained by FCH
The following hotels (“Group 5 Hotels”) shall have their respective Management Agreements modified as indicated on the portions of Exhibit 3 applicable to Group 5 Hotels:
Boston Government Center Holiday Inn Select
Charleston Mills House Holiday Inn
Cocoa Beach Oceanfront Holiday Inn
Nashville Opryland Holiday Inn Select
Houston Medical Center Holiday Inn
Orlando Airport Holiday Inn Select
Orlando International Drive Holiday Inn
New Orleans French Quarter Holiday Inn
Philadelphia Independence Holiday Inn
Pittsburgh University Center Holiday Inn Select
San Antonio Airport Holiday Inn Select
San Diego On the Bay Holiday Inn
Santa Barbara Holiday Inn
Santa Monica Holiday Inn
San Francisco Fisherman’s Wharf Holiday Inn
Toronto Airport Holiday Inn Select
Toronto Yorkdale Holiday Inn
8. Communications,
FCH and IHG agree that they will jointly discuss communications and not make any individual statements about one another or IHG’s designee in connection with the transactions contemplated in this OBA to the public, including, but not limited to, press releases, the media, the investment community, and government regulatory agencies without the prior written consent of the other party; provided, however, that each party may make any public disclosures as its counsel may deem to be necessary under applicable laws, rules and regulations, but shall consult with one another regarding such public disclosure unless the timing required for disclosure precludes the ability to obtain the other party’s consent.
FCH and IHG further agree that they will not issue, directly or indirectly, any communication, written or otherwise, that damages, criticizes or otherwise reflects adversely or encourages adverse action against the other.

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      9. Additional Provisions.
Defined terms used (and not otherwise defined) herein shall have the meanings given to such terms in the Management Agreement.
      10. Mutual Release.
For each of the Group 1 and Group 2 Hotels, and the Sold Hotels, IHG hereby acquits and releases FCH and its directors, officers, employees, subsidiaries or affiliates, from all claims, demands, causes of action, payments or penalties constituting “Replacement Management Fees” or “Termination Liquidated Damages” pursuant to Sections 15.04 or 15.05 of the Management Agreement that could potentially become due and payable after the effective date of this Agreement, or may have become due and payable; provided, however, that nothing in this Section 8 shall operate to release FCH from claims for which IHG is entitled to indemnification under Section 12 of the Management Agreements. ,
Effective upon the sale of the Group 3 Hotel, Group 4 Hotels, and sale or re-branding of the Crowne Plaza Union Square Hotel as contemplated in this Agreement, IHG hereby acquits and releases FCH and its directors, officers, employees, subsidiaries or affiliates, from all claims, demands, causes of action, payments or penalties constituting “Replacement Management Fees” or “Termination Liquidated Damages” pursuant to Sections 15.04 or 15.05 of the Management Agreement that may become due and payable after the effective date of this Agreement; provided, however, that nothing in this Section 8 shall operate to release FCH from claims for which IHG is entitled to indemnification under Section 12 of the Management Agreements.,
For each of the Group 1, 2, 3, 4 and 5 Hotels, Sold Hotels and Crowne Plaza Union Square Hotel, FelCor hereby acquits and releases IHG and its directors, officers, employees, subsidiaries or affiliates, from all claims, demands, causes of action, payments or penalties relating to or arising from IHG’s leasing or management of the Hotels, the performance or market effectiveness of IHG’s brands used to market the Hotels, or claims that the Hotels failed to achieve maximum profits with respect to the Hotels, up through the date of this OBA; provided, however, that nothing in this Section 8 shall operate to release IHG from claims for which FCH is entitled to indemnification under Sections 10 or 12 of the Management Agreements, or from claims relating to IHG’s management of any Hotel unknown to and not reasonably discoverable by FelCor as of the Effective Date of this OBA.
SIGNATURE PAGE FOLLOWS

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Executed this 20th day of January, 2006.
SIX CONTINENTS HOTELS, INC.

By:	/s/ Robert Chety

Name:	Robert Chety

Its:	Vice President

FELCOR LODGING TRUST, INCORPORATED

By:	/s/ Thomas J. Corcoran Jr.

Name: Thomas J. Corcoran Jr.
Chief Executive Officer

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EXHIBIT 1 TO OBA
Sold Hotels
(intentionally omitted)

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EXHIBIT 2 TO OBA
P&S AGREEMENT
(intentionally omitted)

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EXHIBIT 2-A TO OBA
PHILADELPHIA — CENTER CITY CROWNE P&S AGREEMENT
(intentionally omitted)

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EXHIBIT 3 TO OBA
FORM OF MANAGEMENT AGREEMENT AMENDMENTS

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AMENDMENT TO MANAGEMENT AGREEMENT
This Amendment to Management Agreement (“Amendment”) is effective as of the 1st day of January, 2006, by and between InterContinental Hotels Group Resources, Inc., as successor by merger to Bristol Management, L.P., and BHMC Canada Inc,, hereinafter “Manager,” and                     , hereinafter “Leasehold Owner.”
RECITALS
Leasehold Owner and Manager are parties to a certain Management Agreement and Standard Provisions to Management Agreement (collectively “Management Agreement”) dated as of July 1, 2001, as subsequently amended by a Master Amendment to Management Agreement dated as of September 17, 2003, for the management and operation of the                      hotel (“Hotel”) located at                     .
                     (“Superior Owner”) leases the Hotel to Leasehold Owner pursuant to a certain Operating Lease dated July 27, 1998 [as assigned]. For convenience, Leasehold Owner and Superior Owner shall be collectively referred to herein as “Owner.”
Leasehold Owner and Manager, with the consent of Superior Owner, desire to further amend the Management Agreement as provided below.
AGREEMENTS
Now, therefore, in exchange for valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, Leasehold Owner and Manager agree as follows:
[Group 2, and Group 1 hotels that become Group 2 hotels].
The Initial Term Expiration Date shall be amended to read “December 31, 2007”. Leasehold Owner may extend such termination date only for events of force majeure (to be determined at Leasehold Owner or Superior Owner’s expense) significantly affecting the Hotel or the hotel capital markets generally which demonstrably thwart Leasehold Owner or Superior Owner’s efforts to sell the Hotel; provided, however, that no such extension shall be given or any such extension of the termination date shall be subject to cancellation by Manager upon 30 days’ notice to Leasehold Owner, notwithstanding the continuation or impact of the event of force majeure, if, by December 31, 2007 or thereafter for all [Group 2] hotels except Nikki Bird, Montgomery and Omaha Central, and if by December 31, 2006 or thereafter for Nikki Bird, Montgomery and Omaha Central, with respect to the Brand’s quality-grading system, the question or average score of questions related to the physical condition of the Hotel is lower than the overall service score of the Hotel based on a twelve (12) month moving average and Leasehold Owner does not within 30 days after receipt of notice of such failure commit to, promptly undertake and diligently pursue completion of a capital plan designed to address such failure.

Manager may, in its sole discretion, terminate the Management Agreement for any Hotel effective December 31, 2007, as extended if applicable, and the provisions of Section 15.03 shall apply. No Hotel shall be extended beyond 180 days unless (a) Manager and Leasehold Owner agree to such extension notwithstanding any force majeure or market conditions and (b) the Hotel becomes subject to the same terms and conditions as [Group 5]; provided, however, that the provisions of 15.04 (b-g), inclusive, and 15.05 of the Management Agreement shall be, and are hereby, deleted and of no further force or effect. If either Leasehold Owner or Superior Owner has not given an extension notice by November 30, 2007 and has not demonstrated by December 31, 2007 that an event of force majeure significantly affected the Hotel or the hotel capital markets generally which thwarted Leasehold Owner or Superior Owner’s efforts to sell the Hotel, the Management Agreement shall terminate effective December 31, 2007 and the post termination provisions in the Management Agreement shall apply. In the event of a sale, foreclosure or deed in lieu thereof, or other alienation of the interests of Superior Owner in and to the Hotel resulting in a termination of the Management Agreement with respect to the Hotel, Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, but shall not be released from claims for which Manager is entitled to indemnification under the Management Agreement, or from amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c).
The parties recognize and acknowledge that it is the intention of Leasehold Owner and Superior Owner to market and sell the Hotel without regard to retention of brand affiliation. Accordingly, effective with the signing of this agreement, Manager or its Affiliate may manage, license, franchise or grant the use of the Marks to any hotel which Leasehold Owner and Superior Owner might otherwise consider to be competitive with, or likely to adversely impact the performance of, the Hotel, and Leasehold Owner and Superior Owner explicitly waive any right to notification of or objection to the licensing, franchising or management of any such hotel.
[Crowne Plaza Chicago — Allerton only]
Provided Superior Owner openly and widely markets the Hotel through a nationally recognized broker and takes no action to prevent Manger, its affiliates or a designee of its affiliates from bidding, or Manager from approaching other bidders with an offer to retain management, in the event of a sale of the Hotel resulting from or occurring after such marketing effort, the provisions of Sections 15.02(e), 15.04 (b-g), inclusive, and 15.05 of the Management Agreement shall be deleted and of no further force or effect. In the event of such sale, resulting in a termination of the Management Agreement with respect to the Hotel, Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, but shall not be released from claims for which Manager is entitled to indemnification under the Management Agreement or from amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c).
The parties recognize and acknowledge IHG was granted a right, by separate agreement, to market the Crowne Plaza — Allerton (the “IHG Option”) for a period of time. Leasehold Owner and Superior Owner will not take any action to market and sell the Hotel prior to the expiration of the IHG Option, and that subsequent to the expiration of the IHG Option, it is the intention of Leasehold Owner and Superior Owner to market and sell the Hotel without regard to retention of brand affiliation. Accordingly, Manager or its Affiliate may manage, license, franchise or grant the use of the Marks to any hotel which Leasehold Owner and Superior Owner might otherwise consider to be competitive with, or likely to adversely impact the performance of, the Hotel and Leasehold Owner and Superior Owner explicitly waive any right to notification of or objection to the licensing, franchising or management of any such hotel.
With respect to the sale or conversion of the Hotel and termination of this Management Agreement, there may be obligations to terminated employees after the transition date, in respect of payments in lieu of salary required under various governmental acts and regulations, severance payments, accrued benefit and vacation payments, or unfunded ERISA liabilities in various funds controlled by unions under collective bargaining agreements to which FelCor, IHG or the Hotel may be parties. FelCor and IHG shall use their best efforts to minimize the amount of such claims by (a) encouraging purchaser and/or new manager to assume such agreements and contracts, and to re-hire affected employees; (b) attempting to negotiate redeployment of any equipment, service or concession agreements or employees to another hotel managed by Manager or its affiliates; (c) providing proper notices under the Federal and Illinois “WARN” acts and similar statutes or ordinances; and (d) negotiating for reduction or release of such claims, fees or penalties. However, to the extent such claims, fees, obligations, liabilities or penalties cannot be so avoided or reduced, they shall be considered the responsibility of Leasehold Owner under the Management Agreement and Leasehold Owner shall indemnify and hold Manager and IHG harmless from such claims, fees, obligations, liabilities or penalties. Payment for or adjustment of such items shall be part of the “final accounting” pursuant to Section 15.03 of the Management Agreement.
Should Leasehold Owner or Superior Owner fail to notify Manager of its intent to terminate this Management Agreement by December 31, 2007, this Management Agreement shall be amended to contain all of the terms and conditions of the management agreements applicable to the hotels listed in Exhibit A-1, including agreement upon and completion of a Special Capital Plan as described in Section 5.07(k) thereof within two years after December 31, 2007, except that in the event of a sale of the Hotel after December 31, 2007, resulting in a termination of the Management Agreement with respect to the Hotel, Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, but shall not be released from claims for which Manager is entitled to indemnification under the Management Agreement or from amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c). In the event this Agreement is amended on or after December 31, 2007, to incorporate the provisions of the agreements listed in Exhibit A-1 as provided above, and prior to agreement upon and completion of a Special Capital Plan, this Agreement shall be further subject to termination by manager upon 30 days’ notice to Leasehold Owner if with respect to the Brand’s quality grading system, the question or average score of questions related to the physical condition of the Hotel is lower than the overall service score of the Hotel based on a twelve (12) month moving average and Leasehold Owner does not within 30 days after receipt of notice of such failure commit to, promptly undertake and diligently pursue completion of a capital plan designed to address such failure.

Notwithstanding the foregoing, Manager may, in its sole discretion, upon ninety (90) days notice, terminate the Hotel effective December 31, 2007 or effective on a date prior to the commencement of a Special Capital Plan, whichever is later. In the event of such a termination by Manager that is not due to an Event of Default by Leasehold Owner, Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, other than claims for which Manager is entitled to indemnification under the Management Agreement and for amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c).
[Union Square only]
Leasehold Owner shall have the right, from and after the date hereof, to negotiate with the owners of any hotel brand not affiliated with Manager, for a franchise or other licensing and/or management arrangement with respect to the Hotel. Leasehold Owner shall have the right to convert such hotel to any such other brand, or operate the same without a brand, provided that Leasehold Owner elects to terminate the Management Agreement on or prior to December 31, 2007. In the event of such brand conversion, or in the event of a sale of the Hotel by Superior Owner at any time during the Term of the Management Agreement, Leasehold Owner may terminate the Management Agreement upon at least ninety (90) days notice and upon termination the provisions of Sections 15.02(e), 15.04 (a-g), inclusive, and 15.05 of the Management Agreement shall be deleted and of no further force or effect, and Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, but shall not be released from claims for which Manager is entitled to indemnification under the Management Agreement or from amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c).
With respect to the sale or conversion of the Hotel and termination of this Management Agreement, there may be obligations to terminated employees after the transition date, in respect of payments in lieu of salary required under various governmental acts and regulations, severance payments, accrued benefit and vacation payments, or unfunded ERISA liabilities in various funds controlled by unions under collective bargaining agreements to which FelCor, IHG or the Hotel may be parties. FelCor and IHG shall use their best efforts to minimize the amount of such claims by (a) encouraging purchaser and/or new manager to assume such agreements and contracts, and to re-hire affected employees; (b) attempting to negotiate redeployment of any equipment, service or concession agreements or employees to another hotel managed by Manager or its affiliates; (c) providing proper notices under the Federal and California “WARN” acts and similar statutes or ordinances; and (d) negotiating for reduction or release of such claims, fees or penalties. However, to the extent such claims, fees, obligations, liabilities or penalties cannot be so avoided or reduced, they shall be considered the responsibility of Leasehold Owner under the Management Agreement and Leasehold Owner shall indemnify and hold Manager and IHG harmless from such claims, fees, obligations, liabilities or penalties. Payment for or adjustment of such items shall be part of the “final accounting” pursuant to Section 15.03 of the Management Agreement

Superior Owner and Leasehold Owner agree not to sell the hotel to an unrelated third party unless Superior Owner openly and widely markets the Hotel through a nationally recognized broker and takes no action to prevent any party, including Manager or its Affiliates from making an offer to purchase the Hotel.
The parties recognize and acknowledge that it is the intention of Leasehold Owner and Superior Owner to market and sell the Hotel without regard to retention of brand affiliation. Accordingly, Manager or its Affiliate may manage, license, franchise or grant the use of the Marks to any hotel which Leasehold Owner and Superior Owner might otherwise consider to be competitive with, or likely to adversely impact the performance of, the Hotel and Leasehold Owner and Superior Owner explicitly waive any right to notification of or objection to the licensing, franchising or management of any such hotel.
If Leasehold Owner does not notify Manager of its termination of this Management Agreement at least ninety (90) days prior to December 31, 2007, this Management Agreement shall be amended to contain all of the terms and conditions of the management agreements applicable to the hotels listed in Exhibit A-1, including Sections 15.02 (e), 15.04 and 15.05 and including agreement upon and completion of a Special Capital Plan as described in Section 5.07 (k) hereof within two years after December 31, 2007, except that in the event of a sale of the Hotel after December 31, 2007, resulting in a termination of the Management Agreement with respect to the Hotel upon ninety (90) days notice, Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, but shall not be released from claims for which Manager is entitled to indemnification under the Management Agreement or from amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c).
Notwithstanding the foregoing, Manager may, in its sole discretion, upon ninety (90) days notice, terminate the Hotel effective December 31, 2007 or effective on a date prior to the commencement of a Special Capital Plan, whichever is later. In the event of such a termination by Manager that is not due to an Event of Default by Leasehold Owner, Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, other than claims for which Manager is entitled to indemnification under the Management Agreement and for amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c)
[Group 4, and Group 1 hotels that become Group 4 hotels]
Manager or its affiliates shall provide Leasehold Owner with a Product Improvement Plan (“PIP”) for the Hotel, which Manager and its Affiliates would accept in conjunction with an application for a franchise or license agreement for the hotel from a third-party purchaser thereof and consistent with Manager’s PIP standards and practices applicable to franchise applications generally, no later than December 30, 2005, (“PIP Deadline”). Leasehold Owner shall make its employees, agents and representatives freely available to Manager and its Affiliates in order to meet the PIP Deadline. Leasehold Owner may market the Hotel for sale to third parties subject to the requirement that any buyer must make application to Manager or its appropriate Affiliate for a franchise or license agreement for the continuing operation of the Hotel under the Brand, subject to the standard fees, terms and conditions of Manager and its Affiliates for a grant of such license or franchise (“Standard IHG Brand License”). In the event a prospective buyer of the Hotel makes such application and a franchise or license agreement is granted to such buyer by Manager or its affiliates and such buyer closes on the purchase of the Hotel and executes the Standard IHG Brand License, or in the event the Hotel is purchased by Manager, an Affiliate of Manager or the designee of either and Manager retains management the provisions of Sections 15.02(e), 15.04 (b-g), inclusive, and 15.05 of the Management Agreement shall be deleted and of no further force or effect upon Buyer’s closing of the purchase of the Hotel. In the event of a sale under which the purchaser executes a Standard IHG Brand License or a sale to Manager under the terms described herein, resulting in a termination of the Management Agreement with respect to the Hotel, Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, other than amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c).
If Leasehold Owner does not notify Manager of its termination of this Management Agreement at least sixty (60) days prior to December 31, 2007, this Management Agreement shall be amended to contain all of the terms and conditions of the management agreements applicable to the hotels listed in Exhibit A-1, including agreement upon and completion of a Special Capital Plan as described in Section 5.07 (k) hereof within two years after December 31, 2007, except that in the event of a sale of the Hotel after December 31, 2007, resulting in a termination of the Management Agreement with respect to the Hotel, if the purchaser of the Hotel executes a Standard IHG Brand License, or in the event the Hotel is purchased by Manager, an Affiliate of Manager or the designee of either and Manager retains management, Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, other than claims for which Manager is entitled to indemnification under the Management Agreement and for amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c). In the event this Agreement is amended on or after December 31, 2007, to incorporate the provisions of the agreements listed in Exhibit A-1 as provided above, and prior to agreement upon and completion of a Special Capital Plan, this Agreement shall be further subject to termination by Manager upon 30 days’ notice to Leasehold Owner if the Hotel is failing to meet the then current Brand quality standards and the product portion of such Brand quality standards is below the applicable quality threshold, and Leasehold Owner does not within 30 days after receipt of notice of such failure commit to and comply with a capital plan designed to address such failure.
(Groups 1-4]
Exhibits H [Incentive Management Fee] and I [Replacement Management Fees] to the Management Agreement are hereby deleted unless and until the hotel becomes subject to the terms of the Management Agreement applicable to the hotels listed on Exhibit A-1.

[Group 5 only]
The Initial Term Expiration Date shall be, and is hereby, amended to read “July 1, 2025.” [Fisherman’s Wharf: The Initial Term Expiration Date shall be, and is hereby, amended to read “the date of lease expiration plus, with respect to the “Columbus building” only, any hotel or ground lease extensions Leasehold Owner or Superior Owner may negotiate in its sole and absolute discretion, provided that no such lease extension shall extend the term of this Agreement beyond July 1, 2025
There shall be added to Section 4 new Section 4.07 as follows:
Section 4.07: Notwithstanding the provisions of Sections 4.04(v), 4.05 and 4.06 above, Manager may condition its consent to a sale or lease by Leasehold Owner or Superior Owner of restaurant or parking facilities, upon (i) Manager’s receipt of a payment or payments, or adjustment of Basic Management Fee provisions, reasonably calculated to replace Basic Management Fees foregone by Manager as a consequence of any such transaction, and; (ii) adjustment of the ROI Failure and Incentive Management Fee calculations so that Manager shall not be adversely affected. In the event Leasehold Owner or Superior Owner desire to convert a portion of a Hotel to a residential, retail or commercial use, including condominiums, time shares, fractional ownership or other form of use, but specifically excluding any hotel use (“Alternate Use”), Leasehold Owner and Manager shall negotiate in good faith to agree upon the terms of such proposed Alternate Use with the objective of minimizing disruption to hotel operations and appropriately adjusting the Manager’s fee structure to mitigate the effect of such Alternate Use. If at any time the parties cannot agree upon the amount or calculation of such payment or payments, or upon the economic effect of any Alternate Use, either party may demand determination of such issue by arbitration in the manner set forth for budget disputes in Section 6.02(d)
The provisions of Section 5.07(b) through 5.07 (g) of the Management Agreement shall be deleted, and the following inserted in their place and stead:
(b) Leasehold Owner shall expend such amounts for Capital Replacements as shall be required in the normal and ordinary course of operation of the Hotel in accordance with the Brand Standards. Design and installation of Capital Replacements shall be carried out under Leasehold Owner’s supervision, unless Leasehold Owner requests Manager in writing to supervise such Capital Replacements, and the costs of design, construction management, technical services fees to Manager, its affiliates or third parties, and similar project-specific services shall be Leasehold Owner’s responsibility. After the Capital Replacements Budget, reflecting the level of expenditures set forth below, is agreed upon as provided in Section 6.02(a) and made a part of the applicable Annual Business Plan, Leasehold Owner shall be responsible for any further pricing, scheduling or other capital planning necessary to proceed with any project, absent a separate written agreement with Manager to do so. All Special Capital Plans (as defined below) and capital replacements that include design specifications must meet Brand Standards. Prior to purchase and implementation, leasehold owner shall submit design specifications, including plans, specifications and color boards to Manager or its Affiliates for approval.

Leasehold Owner and Manager agree that expenditures on Capital Replacements shall be, unless otherwise agreed by Leasehold Owner and Manager in the Capital Replacements Budgets or in a writing separately executed, including any Special Capital Plan or Redevelopment Plan as described in subsection (k) below, (i) at least 5% of the Adjusted Gross Revenues((after deducting from Adjusted Gross Revenues any sale or lease proceeds received by Leasehold Owner pursuant to Section 4.04 hereof) of the Hotel until Leasehold Owner’s commencement of the [Special Capital[ [Redevelopment] Plan described in Section 5.07(k) below; (ii) at least 3% of the Adjusted Gross Revenues ((after deducting from Adjusted Gross Revenues any sale or lease proceeds received by Leasehold Owner pursuant to Section 4.04 hereof) of the Hotel during each of the two Fiscal Years following Leasehold Owner’s completion of the [Special Capital[ [Redevelopment] Plan described in Section 5.07(k) below; and (ii) at least 5% of the Adjusted Gross Revenues (after deducting from Adjusted Gross Revenues any sale or lease proceeds received by Leasehold Owner pursuant to Section 4.04 hereof) of the Hotel for all subsequent Fiscal Years (“Minimum Capital Replacements Expenditure”). Commencing with the effective date of this Amendment, Leasehold Owner shall additionally expend up to 2.5% of the Adjusted Gross Revenues ((after deducting from Adjusted Gross Revenues any sale or lease proceeds received by Leasehold Owner pursuant to Section 4.04 hereof) of the Hotel for each full Fiscal Year prior to completion of the Special Capital [Redevelopment] Plan described in Section 5.07(k) below for maintenance, repair or other necessary expenditures for items not included in the Special Capital or Redevelopment Plans; To the extent Leasehold Owner requests Manager, in writing, to supervise any particular Capital Replacements project, Manager and Leasehold Owner will seek to negotiate a technical services agreement that, if and when ultimately executed, shall govern the provision of services related to that project. Notwithstanding the foregoing, if the amounts expended by Leasehold Owner and its Affiliates (plus any amounts authorized to be spent directly by Manager and its Affiliates) on Capital Replacements for the Hotel, at the end of any Fiscal Year, are less than the amounts required to be expended pursuant to this Section 5.07(b) through the end of such Fiscal Year, and Leasehold Owner fails to expend the amount of such shortfall within ninety (90) days following the end of such Fiscal Year, then in such event Manager shall have the right to perform or complete all uncompleted Capital Replacements projects approved for completion prior to the end of such Fiscal Year at Leasehold Owner’s expense, at a cost not to exceed 110% of the amount provided therefor within the applicable Capital Replacements Budget, and shall be entitled to payment or reimbursement therefor from the Capital Reserve Account or funds provided by Leasehold Owner as contemplated by this Section 5.07.
          (c) Leasehold Owner shall establish an interest bearing bank account in its name with an institution of Manager’s choice, with agreement by Leasehold Owner, to be designated as the FCH/BHR Capital Reserve Account (the “Capital Reserve Account”). Funds deposited in this account may be commingled with funds deposited for other hotels listed on Exhibit A-1. Promptly after the end of each Fiscal Month, Manager shall deposit into the Capital Reserve Account an amount equal to the Minimum Capital Replacements Expenditures for such Fiscal Month from the Gross Revenues of the Hotel in accordance with Section 8.01 hereof. Funds deposited in the Capital Reserve Account in respect of the Hotel may be combined with funds deposited in respect of the other hotels listed on Exhibit A-1 hereto. Designees of both Leasehold Owner and Manager shall be authorized to draw upon the Capital Reserve Account solely for the purposes and under the circumstances provided for herein. In addition, so long as

Leasehold Owner, Guarantor, FelCor or any successor thereof maintains an Approved Facility, Manager shall not deposit any funds to the Capital Reserve Account that would increase its balance to more than $500,000.00 collectively for all Hotels.
          (d) Manager shall compute, as a book reserve, for each Fiscal Month beginning with the Fiscal Month commencing immediately after the Effective Date, and continuing for each and every month during the Initial Term and any Renewal Term(s) the amount equal to the Minimum Capital Replacements Expenditure, less capital expenditures actually made on the Hotel during that period (such net amount being the “Cumulative Capital Reserve Balance”.)
          (e)The Leasehold Owner may draw on the Capital Reserve Account for the payment of all costs of Capital Replacements that have been made by Leasehold Owner to the Hotel, provided that Leasehold Owner shall have no right to make any such draw at any time that the balance of the Capital Reserve Account is equal to or less than $500,000.00 collectively for all Hotels. The Manager may draw on the Capital Reserve Account, or if the Capital Reserve Account is inadequate, the Manager may make demand upon Leasehold Owner, upon five (5) days written notice, for the payment either directly from Leasehold Owner or from the Approved Facility of all costs of Capital Replacements that have been made by Manager to Hotel pursuant to the then current Capital Replacements Budget.
          (f)From time to time, but not less frequently than weekly, Leasehold Owner shall make deposits to the Capital Reserve Account in amounts necessary to restore its balance to not less than $500,000.00 collectively for all Hotels or such greater amount as may be necessary (after taking into account anticipated contributions) to pay for budgeted Capital Replacements as they come due; provided, however, that in no event shall Leasehold Owner be required to make any deposits to such Capital Reserve Account which would cause the balance therein to exceed the then Cumulative Capital Reserve Balance.
          (g) In the event that either (i) Leasehold Owner or one of its Affiliates fails or refuses to maintain an Approved Facility or Leasehold Owner fails or refuses to make required timely deposits to the Capital Reserve Account in amounts necessary to restore its balance to $500,000.00 collectively for all Hotels or to pay for budgeted Capital Replacements as they come due, or (ii) without the consent of Manager, the amounts expended or committed by Leasehold Owner and its Affiliates (plus any amounts authorized to be spent directly by Manager and its Affiliates) on Capital Replacements for the Hotel are less than required by Section 5.07(a) above, and Leasehold Owner fails to expend the amount of such shortfall within ninety (90) days following the end of the Fiscal Year in which such expenditures were not made or committed, then upon either of such events, Manager may commence payment of any cash otherwise distributable to Leasehold Owner from the Sweep Account to the Capital Reserve Account, and in addition may make written demand that Leasehold Owner make deposits within five (5) days into the Capital Reserve Account, until the balance in that account is not less than the Cumulative Capital Reserve Balance. In the event Leasehold Owner fails to fully fund such Cumulative Capital Reserve Balance within such five (5) day period, Manager shall be entitled to retain Net Operating Income of the Hotel and pay such amounts into the Capital Reserve Account until such account is credited with the full amount of the Cumulative Capital Reserve Balance as of the date of such failure by Leasehold Owner.

There shall be added to Section 5.07 a new subsection (k) as follows:
[HI Select Boston; HI Select Toronto Airport; HI Toronto Yorkdale; HI Philadelphia; HI Select Pittsburgh; HI Select Nashville — Briley Parkway; HI Select Orlando Airport; HI Houston Medical Center; HI French Quarter; HI Select San Antonio Airport; and Mills House]:
(k) Notwithstanding the provisions of Sections 5.07(a) and 6.02 hereof, Manager and Leasehold Owner have agreed upon a comprehensive capital plan (“Special Capital Plan”), a copy of which is attached hereto as Exhibit A-2. Except for subsequent amendment in any subsequent writing, Capital Replacements Budget or Annual Business Plan, the Special Capital Plan shall be completed by Leasehold Owner no later than June 30, 2007, even if the cost thereof exceeds the expenditure levels set forth in Section 5.07(a), in default of which completion Manager shall have all of the rights and remedies available under the Management Agreement (as amended), including but not limited to securing completion of the Special Capital Plan as are set forth in Sections 5.07 (a) and (d) hereof and/or default and termination of the Management Agreement under Article 15, including the damages provisions therein. Leasehold Owner’s performance of the Special Capital Plan shall not excuse Leasehold Owner’s obligation to expend such capital, including “emergency capital,” as shall be required in the normal and ordinary course of operation of the Hotel in accordance with life safety issues and the Brand Standards.
[HI Santa Monica; HI Santa Barbara; HI San Francisco Fisherman’s Wharf; HI San Diego]:
(k) Notwithstanding the provisions of Sections 5.07(a) and 6.02 hereof, Manager and Leasehold Owner shall agree upon a comprehensive capital plan (“Special Capital Plan”), a copy of which shall be attached hereto as Exhibit A-2, no later than April 1, 2006. Except for subsequent amendment in any subsequent writing, Capital Replacements Budget or Annual Business Plan, identified items within the Special Capital Plan shall be completed by the time frame set forth in the Special Capital Plan, and the remainder of such Special Capital Plans shall be completed by Leasehold Owner no later than June 30, 2008, even if the cost thereof exceeds the expenditure levels set forth in Section 5.07(a), in default of which completion Manager shall have all of the rights and remedies available under the Management Agreement (as amended), including but not limited to securing completion of the Special Capital Plan as are set forth in Sections 5.07 (a) and (d) hereof and/or default and termination of the Management Agreement under Article 15, including the damages provisions therein. Leasehold Owner’s performance of the Special Capital Plan shall not excuse Leasehold Owner’s obligation to expend such capital, including “emergency capital,” as shall be required in the normal and ordinary course of operation of the Hotel in accordance with life safety issues and the Brand Standards.
[I-Drive, Cocoa Beach]:
(k) Notwithstanding the provisions of Sections 5.07(a) and 6.02 hereof, Manager and Leasehold Owner shall agree upon a comprehensive redevelopment capital plan (“Redevelopment Plan”) no later than December 31, 2006, which

Redevelopment Plan may contemplate the physical redevelopment of the Hotel and/or the conversion of the Hotel to another brand owned by Manager or an Affiliate of Manager. Such Redevelopment Plan shall meet the standards of the applicable brand and be consistent in scope with current practices with respect to hotels managed by Manager under such brand. Except for subsequent amendment in any subsequent writing, Capital Replacements Budget or Annual Business Plan, the Redevelopment Plan shall be completed by Leasehold Owner no later than December 31, 2010, even if the cost thereof exceeds the expenditure levels set forth in Section 5.07(a). Except for subsequent amendment in any subsequent writing, failure to sign a reasonable Redevelopment Plan by December 31, 2006 or complete such plan by December 31, 2010, shall be a default of which execution and/or completion Manager shall have all of the rights and remedies available under the Management Agreement, including but not limited to securing completion of such Redevelopment Plan as are set forth in Sections 5.07 (a) and (d) hereof, and/or default and termination of the Management Agreement under Article 15, including the damages provisions therein When agreed upon by the parties, the Redevelopment Plan shall be appended hereto as Exhibit A-2. Leasehold Owner’s performance of the Redevelopment Plan shall not excuse Leasehold Owner’s obligation to expend such amounts, including “emergency capital,” as shall be required in the normal and ordinary course of operation of the Hotel in accordance with life safety issues and the Brand Standards.
Upon completion of the Redevelopment Plan, to the extent the number of hotel rooms has been significantly reduced, adjustment to the ROI Failure and Incentive Management Fee calculations shall be made so that Manager shall not be adversely affected.
The provisions of Section 7.01(b) of the Management Agreement are hereby deleted, and the following inserted in their place and stead:
(b) In addition to the Basic Management Fee, Manager shall be entitled to receive an Incentive Management Fee based upon the combined “Incentive Profit” of the Hotel.
(i) The Incentive Profit shall be computed as follows:
(ii) (A) the Adjusted Net Operating Income of the Hotel for the applicable period, minus
      (B) the product of 8.5% (the “ROI Percentage”) multiplied by Leasehold Owner’s Investment Basis in the Hotel for the
Fiscal Year for which the computation is being made
(ii) If there is any positive “Incentive Profit”, as so computed, for the Hotel, then Manager shall be paid an “Incentive
Management Fee” equal to the lesser of the following: (1) the product of 25% (the “Incentive Management Fee Percentage”) times the Incentive Profit, or (2) two and one-half percent (2.5%) of the Adjusted Gross Revenues of the Hotel.
(iii) If a Fiscal Year consists of less than twelve (12) calendar months or if during any Fiscal Year, this agreement is terminated, then for the purpose of calculating the Incentive Management Fee for such Fiscal Year, the Adjusted Net Operating Income shall be included only for the period during which this

Agreement was in effect and (b) the Leasehold Owner’s Investment Basis in the Hotel shall be adjusted multiplied by a fraction, the numerator of which is the number of days during the Fiscal Year that this Agreement was in effect and the denominator of which is 365.
          (iv) The Incentive Management Fee will be paid from the Sweep Account, subject to Section 8.01 hereof, thirty (30) days following the end of each calendar quarter, on a year-to-date basis, with a year end reconciliation of the Incentive Management Fee for such Fiscal Year being made no later than forty-five (45) days following the end of such Fiscal Year. Within thirty (30) days after the end of each calendar quarter Leasehold Owner shall provide a calculation of the Investment Basis for all managed hotels applicable to such quarter, certified as true and accurate by a financial officer of Leasehold Owner. Several examples of the Incentive Management Fee calculations are attached hereto as Exhibit “A-3” Leasehold Owner’s capitalization policies shall comply with Generally Accepted Accounting Principles (“GAAP”). At Manager’s election, and at its own cost (and not an Operating Cost) an audit of the books and records relevant to the determination of the Investment Basis and the consistency of such determination with GAAP may be performed annually by a nationally recognized, independent certified public accounting firm appointed by Manager. Leasehold Owner shall cooperate in good faith with Manager to facilitate such audit. Any adjustments to the Investment Basis for a Fiscal Year shall entitle Manager to a credit or debit, as applicable, to the Incentive Management Fees in such Fiscal Year and/or proportionate adjustment of the Performance Test, if applicable, in such Fiscal Year. If the aggregate errors identified by such audit result in a net change of the total Investment Basis by an amount equal or greater than three percent, then Leasehold Owner, as an Ownership Cost, shall reimburse Manager for one-half of the cost of such audit; provided, however, should Leasehold Owner disagree with the conclusions of the certified public accounting firm appointed by Manager, it may at its own cost have an independent audit a nationally recognized, independent certified public accounting firm appointed by Leasehold Owner audit such books and records. If Leasehold Owner conducts such audit, and the two firms disagree, the matter may be submitted to arbitration as provided in section 6.02, and the party whose position is upheld shall pay all audit and arbitration costs.”
There shall be added to the Management Agreement a new Section 7.06, as follows:
          7.06. Performance Standards; Termination; Cure.
          So long as Leasehold Owner is not in default of its obligations under this Agreement, commencing with the first full Fiscal Year after the Fiscal Year in which Leasehold Owner completes implementation of the Special Capital Plan or, for I-Drive and Cocoa Beach, the second full Fiscal Year after the Redevelopment Plan, as defined in Section 5.07(k) above, within ninety (90) days of the end of the prior Fiscal Year, Leasehold Owner shall be entitled to terminate this Agreement (“Performance Termination”) upon sixty days written notice (“Performance Termination Notice”) if the Adjusted Net Operating Income of the Hotel is less than a fixed 7.5% (the “Performance Hurdle Percentage”) of Leasehold Owner’s Investment Basis for each of any two consecutive Fiscal Years (“Determination Period”). Such condition shall be referred to herein as an “ROI Failure,” and shall entitle Leasehold Owner to declare a Performance Termination unless:

(i)	within thirty (30) days of receipt of the Performance Termination Notice or final decision of a Lodging Arbiter or arbitration as described below, whichever is later, Manager shall have made payments to Leasehold Owner to the extent necessary to make Adjusted Net Operating Income for the second of such two consecutive Fiscal Years equal to the applicable Performance Hurdle Percentage of Leasehold Owner’s Investment Basis; or
(ii)	the Hotel’s Net Operating Income for the second Fiscal Year during the Determination Period, is greater than or equal to ninety-five percent (95%) of budgeted Net Operating Income as determined pursuant to the Yearly Budget (the “Budget Test”).; or
(iii)	If, and only to the extent, the hotel has suffered a significant event of Force Majeure excusing Manager’s performance as more fully described below.
          Solely for purposes of calculating the existence of an ROI Failure under this Section 7.06 (and not for purposes of determining Basic Management Fees or Incentive Management Fees in any Fiscal Year), any business interruption award, income or proceeds, and unreimbursed expenses or expenses attributable to the proving and collection thereof, shall be excluded from Net Operating Income or Adjusted Net Operating Income.
          Solely for purposes of calculating the existence of an ROI Failure under this Section 7.06 (and not for purposes of determining Basic Management Fees or Incentive Management Fees in any Fiscal Year), real estate taxes and property insurance premiums shall be included in Adjusted Net Operating Income, but shall be capped at no more than costs in Fiscal Year 2005 increased by no more than the cumulative change in the Consumer Price Index.
          If, in Manager’s judgment, significant conditions of Force Majeure which reduced Adjusted Net Operating Income by more than twenty five hundredths of a percent (0.25%) caused the ROI Failure, then Manager may, irrespective of the financial results of the Determination Period, assert that no ROI Failure exists; provided, however, that upon request of Leasehold Owner, Manager shall substantiate at its expense through appropriate documentation the impact of the Force Majeure conditions. If Leasehold Owner disputes whether the ROI Failure then the matter will be submitted to an independent third party consultant selected by the parties, which shall be a national firm of recognized standing for consulting in the lodging and hospitality industry )“Lodging Arbiter”) for resolution. The Lodging Arbiter shall determine only whether (i) Force Majeure conditions pertain to the Determination Period and, if so, (ii) absent such Force Majeure condition, the ROI Failure would not exist. The Lodging Arbiter shall make such determination within thirty (30) business days after its appointment and such determination shall be conclusive and binding upon Leasehold Owner and Manager. For purposes of this Section, in addition to the matters identified as Force Majeure in Article 21, Force Majeure shall include material damage to or destruction of all or part of the Hotel, partial or temporary taking by power of eminent domain, voluntary construction, reconstruction, redecorating or refurbishing of all or a significant portion of the Hotel, or the closing or unavailability of all or any significant portion of the Hotel. If the Lodging Arbiter determines that Force Majeure occurred in any Fiscal Year within a Determination Period, and absent such Force

Majeure condition the Performance Deficit would not exist, then such Fiscal Year shall not be included in any Determination Period.
          If the parties agree that conditions of Force Majeure contributed to a ROI Failure or the Lodging Arbiter so determines, and Leasehold Owner disputes the financial impact of such Force Majeure to the ROI Failure, then the matter will be submitted to a mutually agreeable, independent, certified, nationally recognized public accounting firm for conclusive resolution.
          If, with respect to Force Majeure,the parties cannot agree upon the selection of such a Lodging Arbiter or public accounting firm, or if the parties dispute the Performance Termination for reasons other than Force Majeure, the matter may be resolved by arbitration in the manner set forth for budget disputes in Section 6.02(d). The prevailing party will be entitled to be reimbursed the costs associated with the resolution of such issues.
          If Manager fails, within thirty (30) days of receipt of such Performance Termination Notice (subject to the submission of any Force Majeure dispute to the Lodging Arbiter) (“Cure Period “), to deposit the Cure Amount into the Sweep Account, so long as Leasehold Owner is not in default of its obligations under this Agreement then this Agreement shall terminate at 11:59 PM on the last day of Manager’s Cure Period. In the event of such termination, the provisions of Sections 15.04 and 15.05 of the Management Agreement shall be inapplicable to such termination, and Leasehold Owner shall have no obligation with respect to payment to Manager of Replacement Management Fees, Termination Liquidated Damages, or any other measure of damages by virtue of such termination, other than claims for which Manager is entitled to indemnification under the Management Agreement and for amounts due and owing under the Management Agreement through the effective date of such termination as provided in sections 15.02(c) and 15.03(c)
          If Manager pays a Cure Amount for any Fiscal Year, if Manager meets the Budget Test for any Fiscal Year, or if there is an ROI Failure excused by conditions of Force Majeure for any Fiscal Year, with respect to future Determination Periods, the Hotel shall be deemed to have met the Performance Test for only such Fiscal Year.
The title of Section 15.04 shall be amended to read: Replacement Fee to Manager Upon Termination of a Hotel other than a Performance Termination or Event of Default by Manager
Section 15.04(b) is hereby amended to read:
“A “Replacement Investment” shall mean the amount invested by Leasehold Owner or one of its Affiliates in (i) the acquisition of any hotel that, at the time of acquisition, was not operated under a Brand owned by Manager or one of its Affiliates and that Manager has approved as being appropriate for operation under a Brand owned by Manager or one of its Affiliates, (which approval shall be in Manager’s sole discretion as an Affiliate of the Brand owner, and may be conditioned upon the prior or future completion of certain specified improvements to comply with the applicable Brand Standards, the cost of which improvements shall be part of the amount invested for acquisition of the Hotel for purposes of this subsection (b)), and that Leasehold Owner has made or offers to make subject to a new Agreement in favor of Manager on substantially the same terms as this Agreement (and for a term equal to the remaining term of this Agreement), and (ii) a significant expansion by Leasehold Owner, Superior Owner or an affiliate of either, of a hotel operated by Manager, which expansion will materially increase Gross Revenues, in the reasonable opinion of Manager, and which is otherwise approved by Manager, which approval shall not be unreasonably withheld or delayed. The amount of Leasehold Owner’s “Replacement Investment Balance” shall be equal to the aggregate of its Replacement Investments and those of its Affiliates, from and after the Effective Date of this Amendment, plus the Net Proceeds received by Leasehold Owner with respect to any terminated Hotel as to which Leasehold Owner has paid Liquidated Damages as provided in Section 15.05 hereof, reduced by the Net Proceeds theretofore derived by Leasehold Owner and/or its Affiliates from the sale of any Managed Hotels. With respect to any other termination of a Hotel other than a Performance Termination or Event of Default by Manager, and which does not generate Net Proceeds from a sale, the Replacement Investment Balance shall be reduced by the Investment Basis then applicable to such terminated hotel.
The first clause of Section 15.04(c) shall be amended to read as follows: “If, upon the termination of this Agreement for a reason other than a Performance Termination or Event of Default by Manager, there is a Replacement Investment Balance equal to or greater than zero...”.
The first clause of Section 15.04 (d) shall be amended to read as follows: “If, upon the termination of this Agreement for a reason other than a Performance Termination or Event of Default by Manager, there is not a positive Replacement Investment Balance,....”
The words “sold Managed Hotel” in the first sentence of Section 15.04(e) shall be replaced with the word “terminated hotel operated by Manager for Leasehold Owner, Superior Owner or an Affiliate of either,”
The words “or termination” shall follow the word “sale” in Section 15.04(f)
[For purposes of unpooling the Incentive Management Fees], There shall be deleted from Section 15.04(d) the following language:
”, which shall be equal to the Incentive Management Fee earned by Manager for all of the Managed Hotels during such previous Fiscal Year multiplied by a fraction, the numerator of which shall be the Hotel’s Adjusted Net Operating Income for such previous Fiscal Year, and the denominator of which shall be the Adjusted Net Operating Income of all Managed Hotels for the same period; provided, however, if the Hotel is sold during the first twelve (12) months of the Initial Term, the monthly Replacement Management Fee for the Hotel shall be equal to one-twelfth (1/12th ) of the sum of the Basic Management Fee, and the Incentive Management Fee allocable to the Hotel for the first twelve (12) months of the Initial Term, as forecast in the Annual Plan for the Hotel for such twelve (12) month period.”
There shall be added to Section 15.05(a)(i) the following: “,provided, however, that after January 1, 2015, the Incentive Management Fee shall be disregarded in the calculation of Liquidated Damages, and only the Basic Management Fee shall be considered in such calculation.” The chart immediately following current Subsection 15.05(a)(iii) shall be amended to read:

YEAR	2005	2006	2007	2008	2009	2010	2011	2012	2013
MULTIPLE	8.7X	8.2X	7.8X	7.2X	6.6X	6.0X	5.4X	4.7X	4.0X

YEAR	2014	2015 to 8/1/2021			8/2/2021-8/1/2023			8/2/2023-2025
MULTIPLE	3.2X	3.0X			2.0X			1.0X
Section 15.05(b) of the Management Agreement is hereby deleted in its entirety, and in its place and stead is inserted the following new Section 15.05(b):
15.05(b). Franchise Fee Credit. The parties agree that, with respect to Replacement Management Fees and Termination Liquidated Damages due and payable to Manager by virtue of termination of this Management Agreement pursuant to Sections 15.04 and 15.05(a), above, in the event a purchaser of the Hotel executes a franchise or license agreement for the Hotel (“Buyer’s Franchise”) with Manager or an Affiliate for a term of at least three (3) years, the Replacement Management Fees and Termination Liquidated Damages shall be reduced by a “Franchise Fee Credit”. The Franchise Fee Credit shall be calculated as follows: Gross Rooms Revenues of the Hotel for the most recent twelve (12) months prior to termination, multiplied times each of the applicable royalty rates for each of the first three (3) years in the Buyer’s Franchise, net of any royalty reduction or “advertising assistance” granted to the licensee in the Buyer’s Franchise or in any side agreement exclusive of any allowance or assistance provided from any advertising or marketing fund to which franchisees contribute, that may be maintained by Manager or any of its Affiliates. In the event the Buyer’s Franchise is terminated for any reason other than a breach by the IHG Entity within thirty-six (36) months of it being in effect as to the Hotel, the parties shall increase the Replacement Management Fees and Terminated Liquidated Damages by a number equal to the Franchise Fee Credit multiplied by a fraction, the numerator of which is thirty-six (36) minus the number of months Buyer’s Franchise was in effect, and the denominator of which is thirty-six (36).
Section 19.02 shall be amended to read in its entirety:
          Assignment by Leasehold Owner. Leasehold Owner shall have the right to assign this Agreement in its entirety to a purchaser of the Hotel upon reasonable determination by Manager, including, but not limited to, credit worthiness of such purchaser, (such determination by Manager and written consent not to be unreasonably withheld or delayed), in which event Leasehold Owner and Guarantor shall be released form any liability hereunder except as otherwise set forth herein. Additionally, Leasehold

Owner shall have the right to assign this Agreement to any parent, subsidiary or Affiliate of Leasehold Owner or to the holder of any Authorized Mortgage, provided no such assignment shall release Leasehold Owner or Guarantor. Leasehold Owner shall not otherwise assign (or permit the assignment of) any of Leasehold Owner’s interest in this Agreement or in any manner, either directly or indirectly, partition (or seek the partition of), sell, assign or transfer any of its rights or interests in the Hotel or permit a change in a fifty percent (50%) or more equity or profit sharing interest in Leasehold Owner or its immediate parent without the prior written consent (which consent shall not be unreasonably withheld) of Manager, and no such assignment shall release Leasehold Owner or Guarantor of its obligations unless and only to the extent waived by Manager in writing at the time of or after the assignment. . If at any time after the Effective Date hereof, without the prior written consent of Manager, Leasehold Owner shall effect or suffer to exist any assignment in violation of this Section 19.02, Manager may, within thirty (30) days following its receipt of notice of such assignment, elect to terminate this Agreement (which termination shall be effective ninety (90) days after Manager’s having served Leasehold Owner with timely written notice of its election to terminate), and upon such termination Leasehold Owner shall provide a Replacement Investment or pay to Manager the Replacement Management Fee and/or Liquidated Damages as contemplated by Article 15 hereof. In the event any assignment of Leasehold Owner’s interest in the Hotel occurs pursuant to the foregoing causes or otherwise, Leasehold Owner shall pay to Manager any and all costs or expenses, including without limitation attorney’s fees, incurred by Manager, related to such assignment and the transition of Management to the successor owner. Such fees and costs shall include payment to Manager of the hourly rate for Manager’s internal personnel (both onsite and otherwise) to transition management to the new Owner.
There shall be added to the end of Section 15.05(a) the following sentence: Termination Liquidated Damages shall be an Ownership Cost.
The provisions of Article 21 shall be deleted, and the following provisions inserted in their place and stead:
21.01. Operation of Hotel. If at any time during the Initial Term and any Renewal Term(s) it becomes necessary in Manager’s reasonable opinion to cease or alter operation of the Hotel in order to protect the health, safety and welfare of the guests and/or employees of the Hotel, or the Hotel itself, for reasons of force majeure beyond the control of Manager such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest or acts of God, terrorist acts or significant, localized threats of terrorist acts, outbreaks of disease, hurricanes or severe storms, or similar events that significantly adversely impact operation of the Hotel, then in such event Manager may close and cease or alter operation of all or part of the Hotel, reopening and commencing or resuming operation when Manager deems that such may be done without jeopardy to the Hotel, its guests and employees.
21.02. Extension of Time. It is further understood and agreed that with respect to any obligation, other than the payment of money, to be performed by a party during the Term of this Agreement, such party shall in no event be liable for failure so to do when prevented by any force majeure cause such as strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. The time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay from such cause.
The parties agree that the Investment Basis for the Hotel as defined in Section 23 of the Management Agreement, as of the effective date of this Amendment shall be as set forth in Exhibit A-4, the same to be revised as of December 31, 2006 first effective for Fiscal Year 2007 to include capital expenditures by Leasehold Owner or Superior Owner in Fiscal Year 2006 and in that portion of Fiscal Year 2005 following October 28, 2005, and thereafter annually as provided by this Management Agreement.
The definition of “Approved Facility” in Section 23 shall be amended to refer to “a borrowing capacity of not less than $25 million” until completion of the Special Capital Plans and Redevelopment Plans set forth herein, after which it shall be reduced to $10 million.
The definition of “Investment Basis” in Section 23 shall be amended to read:
Investment Basis — As of the date of this Amendment, the amount shown on Exhibit A-4 attached hereto and made a part hereof. The Investment Basis for any Fiscal Year shall be the Investment Basis in the Hotel at the end of the immediately preceding Fiscal Year. Except as provided below, with respect to calculations applicable to Fiscal Years 2006 and 2007, in determining Investment Basis at the end of any Fiscal Year for each Hotel, the Investment Basis at the beginning of the prior Fiscal Year shall be increased annually by a percentage equal to the percentage increase in the Consumer Price Index during the immediately preceding calendar year, then shall be increased by all expenditures placed in service (and ensuring no amount is double counted) by Leasehold Owner during such Fiscal Year at such Hotel and included in depreciable fixed assets by Leasehold Owner or Superior Owner for financial reporting purposes, and shall be decreased by an imputed five percent (5%) of the prior Fiscal Year’s Adjusted Gross Revenue provided, however, that the cumulative compounded increase in the Investment Basis resulting from such Consumer Price Index increase shall not exceed 45% at any time during the Initial Term hereof.
No such adjustment to Investment Basis shall occur at the end of 2005 for calculations applicable to Fiscal Year 2006. For purposes of calculating the Performance Test (if applicable) and the Incentive Management Fee for Fiscal Year 2007, the calculation at the end of 2006 will be as follows: Start with the Investment Basis as set forth on Exhibit A-4. Apply the Consumer Price Index increase as set forth above for the period between October 28, 2005 and December 31, 2005. Add to this number the pro-rated portion of the full Fiscal Year 2005 capital expenditures by Leasehold Owner or Superior Owner for the period between October 28, 2005 and December 31, 2005 and then subtract five percent (5%) of Adjusted Gross Revenue for the full Fiscal Year 2005 prorated for the same period. Apply the Consumer Price Index increase as set forth above for the period between January 1, 2006 and December 31, 2006. Then add to this number the Fiscal Year 2006 capital expenditures by Leasehold Owner or Superior Owner and then subtract five percent (5%) of Adjusted Gross

Revenue for the same Fiscal Year 2006. An example of calculation of the Investment Basis is attached as Exhibit A-5.
If a force majeure event excusing an ROI Failure pursuant to Section 7.06 is established by either agreement of the parties or through the arbitration procedures in this Agreement for any Fiscal Year, the annual increase in the Consumer Price Index for the applicable Fiscal Year for purposes of calculating the Investment Basis of the Hotel shall be deemed to be zero.
There shall be deleted from the definition of “Gross Revenues” in Section 23 the phrase “Net Proceeds received by Leasehold Owner in connection with the sale of any property pursuant to Section 4.04 hereof.”
The definition of Net Proceeds in Section 23 shall be amended to read:
     Net Proceeds: with respect to the sale of any Managed Hotel or other property, the purchase price paid less usual and customary closing costs, but excluding any fee or commission payable to Leasehold Owner or an Affiliate of Leasehold Owner. With respect to a foreclosure or transfer by virtue of a deed in lieu of foreclosure, the unpaid principal and interest on the relevant loan at the time of such foreclosure or deed in lieu of foreclosure, before giving any effect to the reduction of the loan by the amount of any deposits, escrow balances or other impounds held by lender or otherwise securing the loan.
(b)
[All groups]
Section 2.3 of the Management Agreement shall be, and is hereby, deleted. References to “Term” and “Initial Term” in the Management Agreement shall be read to mean the same thing, and any references to “Renewal Term” or “Renewal Terms” shall be disregarded.
The Master Amendment to Management Agreement dated September 17, 2003 is deemed null and void in its entirety.
The parties further agree as of the date hereof, the Replacement Investment Balance is hereby reset to zero, and that termination of any management agreement with respect to the hotels listed on Exhibit A-6 shall not affect the Replacement Investment Balance for such hotels if the management agreement(s) so terminated provide for deletion of Sections 15.02(e), 15.04 (b-g), inclusive, and 15.05 of their respective management agreements under the circumstances of such termination.
Except as specifically amended or modified by this Amendment, the provisions of the Management Agreement shall remain in full force and effect. Terms not defined in this Amendment shall have the meaning ascribed to them in the Management Agreement. Each party represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request each party shall furnish the other evidence of such authority. Superior Owner joins in the execution of this Amendment solely to evidence its consent thereto.
Executed as of the date first above written.

LEASEHOLD OWNER
(NAME)
By:

Its:

InterContinental Hotels Group Resources, Inc.
By:

Its:

BHMC CANADA, Inc.
By:

Its:

Consent to execution by Leasehold Owner:

SUPERIOR OWNER
By:

Its:

EXHIBIT A-1
Atlanta Powers Ferry Crowne Plaza
Miami Airport Crowne Plaza
San Jose Crowne Plaza
Dallas Park Central Crowne Plaza Suites
Dallas Staybridge Suites
Philadelphia — Center City Crowne Plaza
Houston I-10 West Holiday Inn Select
Irvine Crowne Plaza
Atlanta Airport Crowne Plaza

EXHIBIT A-2
SPECIAL CAPITAL PLAN
(To be inserted for each hotel)

EXHIBIT A-3
INCENTIVE MANAGEMENT FEE CALCULATION EXAMPLES
EXAMPLE 1
Calculation at end of FY 2005 for application in FY 2006 only.
Initial Investment Basis (from Exhibit A-4): $20,000,000
No adjustments for CPI, Capital Expenditures or CapEx.
Net Investment Basis = $20,000,000
EXAMPLE 2: INSUFFICIENT ADJUSTED GROSS REVENUES
Adjusted Gross Revenues: $3,000,000
Adjusted Net Operating Income: $1,000,000
Investment Basis: $20,000,000
ROI Percentage (Investment Basis X .085): $1,700,000
Subtract ROI Percentage from Adjusted Net Operating Income = negative result
If above number is positive, multiply by 25.0%: number is not positive
Incentive fee is lesser of this calculation (0) or 2.5% of Adjusted Gross Revenues ($75,000)
Incentive Fee = $0
EXAMPLE 3: SUFFICIENT ADJUSTED GROSS REVENUES
Adjusted Gross Revenues: $3,000,000
Adjusted Net Operating Income: $1,800,000
Investment Basis: $20,000,000
ROI Percentage (Investment Basis X .085): $1,700,000
Subtract ROI Percentage from Adjusted Net Operating Income = $100,000
If above number is positive, multiply by 25.0%: $25,000
Incentive fee is lesser of this calculation ($25,000) or 2.5% of Adjusted Gross Revenues ($75,000)
Incentive Fee = $25,000
EXAMPLE 4: IMPOSITION OF 2.5% CAP
Adjusted Gross Revenues: $3,000,000
Adjusted Net Operating Income: $2,500,000
Investment Basis: $20,000,000
ROI Percentage (Investment Basis X .085): $1,700,000
Subtract ROI Percentage from Adjusted Net Operating Income = $800,000
If above number is positive, multiply by 25.0%: $200,000
Incentive fee is lesser of this calculation ($200,000) or 2.5% of Adjusted Gross Revenues ($75,000)
Incentive Fee = $75,000

EXHIBIT A-4
INVESTMENT BASIS FOR HOTEL
(To be inserted by hotel from agreed-upon spreadsheet attached hereto)

EXHIBIT A-5
Investment Basis Calculation Examples
Example 1 - Calculation at end of FY 2006 for application in FY 2007 calculations
Initial Investment Basis (from Exhibit A-4): $20,000,000
CPI Increase 10/28/05 — 12/31/05: 0.5%
Calculate: $20,000,000 X 0.5% = $100,000
Capital Expenditures 10/28/05 — 12/31/05: $100,000
Adjusted Gross Revenue 1-/28/05 — 12/31/05: $1,250,00
5% of above number: $62,500
Calculate: CapEx for period less 5% of AGR for period = $37,500
Add CPI increase and Net Capex to Initial Investment Basis: $20,000,000 + $100,000 + $37,500 =
$20,137,500
Notional Ending FY 2005 Investment Basis = $20,137,500 (used only for calculation of FY 2006
Investment Basis)
CPI Increase 1/1/06 — 12/31/06: 3.0%
Calculate: $20,137,500 X 3.0% = $604,125
Capital Expenditures FY 2006: $100,000
Adjusted Gross Revenue FY 2006: $3,000,000
5% of above number: $150,000
Calculate: CapEx for FY 2006 less 5% of AGR for FY 2006 = ($50,000)
Add CPI increase and Net Capex to Notional Ending FY 2005 Investment Basis: $20,137,500 + $604,125
+ ($50,000) = $20,691,625
New Investment Basis = $20,691,625
Example 2 — Calculation in subsequent years when capex is less than 5% of AGR:
Investment Basis at beginning of Preceding Fiscal Year: $20,691,625 (from Example 1)
CPI Increase FY just ended: 3%
Calculate: $20,691,625 X 3% = $620,749
Capital Expenditures FY just ended: $100,000
Adjusted Gross Revenue FY just ended: $3,000,000
5% of above number: $150,000
Calculate: CapEx for FY just ended less 5% of AGR for FY just ended = ($50,000)
Add CPI increase and Net Capex to Preceding Fiscal Year Beginning Investment Basis: $20,691,625 +
$620,749 + ($50,000) = $21,262,374
New Investment Basis = $21,262,374
Example 3 — Calculation in subsequent years when capex exceeds 5% of AGR:
Investment Basis at beginning of Preceding Fiscal Year: $20,691,625 (from Example 1)
CPI Increase FY just ended: 3%

Calculate: $20,691,625 X 3% = $620,749
Capital Expenditures FY just ended: $100,000
Adjusted Gross Revenue FY just ended: $1,000,000
5% of above number: $50,000
Calculate: CapEx for FY just ended less 5% of AGR for FY just ended = $50,000
Add CPI increase and Net Capex to Preceding Fiscal Year Beginning Investment Basis: $20,691,625 +
$620,749 + $50,000 = $21,362,374

New Investment Basis = $21,362,374

EXHIBIT A-6
Amarillo I-40 Holiday Inn
Columbus Airport North Holiday Inn
Omaha Central I-80 Holiday Inn
Omaha Central Hampton Inn
Orlando Nikki Bird Holiday Inn
Tampa Busch Holiday Inn
Atlanta Airport North Holiday Inn
Dallas DFW North Harvey Suites
Montgomery East I-85 Holiday Inn
Dallas Market Center Crowne Plaza
Pleasanton Crowne Plaza
Stamford Holiday Inn Select
Philadelphia Center City Crowne Plaza Hotel
Atlanta Jonesboro Holiday Inn
Knoxville West Holiday Inn
Houston Greenway Holiday Inn Select
Kansas City Northeast Holiday Inn
Atlanta Perimeter Holiday Inn Select
Omaha Old Mill Crowne Plaza
Houston Airport Holiday Inn
San Antonio Downtown Holiday Inn
Austin Town Lake Holiday Inn
San Francisco Union Square Crowne Plaza